Exhibit 99.1

VSB Bancorp, Inc.

 First Quarter 2012 Results of Operations

Contact Name:

Ralph M. Branca

President & CEO

(718) 979-1100

Staten Island, N. Y. —April 12, 2012. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $281,628 for the first quarter of 2012, a decrease of $150,163, or 34.8%, from the first quarter of 2011. The following unaudited figures were released today. Pre-tax income was $519,161 in the first quarter of 2012, compared to $795,965 for the first quarter of 2011. Net income for the quarter was $281,628, or basic income of $0.16 per common share, compared to a net income of $431,791, or $0.24 basic income per common share, for the quarter ended March 31, 2011.

The $150,163 decrease in net income was due to a decrease in net interest income of $153,131, and an increase in the provision for loan loss of $145,000, partially offset by a decrease in the provision for income taxes of $126,641, an increase in non-interest income of $13,022 and a decrease in non-interest expense of $8,305.

The $153,151 decrease in net interest income for the first quarter of 2012 occurred primarily because our interest income decreased by $165,310, while our cost of funds decreased by $12,179. The decline in interest income resulted from a $219,982 decrease in income from investment securities, due to a 58 basis point decrease in yield and an $8.0 million decrease in average balance between the periods. The decrease in interest income from investment securities was partially offset by a $42,156 increase in interest income from loans. The increase in interest income on loans was due to a $491,720 increase in the average balance of loans partially offset by a 15 basis point decrease in yield from the first quarter of 2011 to the first quarter of 2012. A major contributor to the 15 basis point drop in our loan yield was a $3.8 million increase in our average non-performing loans, from $6.5 million in the quarter ending March 31, 2011, to $10.3 million in the first quarter of 2012.

Interest income from other interest earning assets (principally overnight investments) increased by $12,516 due to a 6 basis point increase in yield, and a $15.1 million increase in average balance. Overall, average interest-earning assets increased by $7.5 million from the first quarter of 2011 to the first quarter of 2012.

The most significant component of the decrease in interest expense was a $10,873 decrease in interest on Now accounts as the average cost declined by 12 basis points due to a continuation of low market interest rates. Average demand deposits, an interest free source of funds for us to invest, increased $5.5 million, or 8.1%, from the first quarter of 2011, representing approximately 34% of average total deposits for the first quarter of 2012. Average interest-bearing deposits increased by $1.7 million, resulting in an overall $7.1 million increase in average total deposits from the first quarter of 2011 to the first quarter of 2012.

The average yield on earning assets declined by 55 basis points while the average cost of funds declined by 4 basis points. The reduction in the yield on assets was principally due to the 58 basis point drop in the yield on investment securities, as new securities were purchased at market rates significantly below the rates on securities repaid or matured. The decline in the cost of funds was driven principally by a 12 basis point drop in the cost of Now account deposits, a 10 basis point drop in the cost of saving account deposits and an 6 basis point drop in the cost of money market deposits. Our interest rate margin decreased by 51 basis points from 3.96% to 3.45% when comparing the first quarter of 2012 to the same quarter in 2011, while our interest rate spread decreased by 51 basis points from 3.71% to 3.20%. The spread and margin both decreased because of the combined effect of the decline in earnings we were able to obtain on our investments securities and the adverse effect of the decrease in interest received on problem loans. These declines could not be offset by corresponding declines in the cost of deposits because the rates we paid on deposits were already low due to low markets rates so that we could not reduce them as much as the decline in the earnings on investment securities. In addition, we continued to incur interest expense on deposits that funded the non-performing loans that did not earn interest. Non-interest income increased to $620,725, or $13,022, in the first quarter of 2012, from $607,703 for the same quarter in 2011.

Comparing the first quarter of 2012 with the same quarter in 2011, non-interest expense decreased by $8,305, totaling $2.0 million for the first quarter of 2012. Non-interest expense decreased for various business reasons including a $32,500 decrease in FDIC and NYSBD assessments due to a lower assessment rate caused by regulatory changes, a $13,834 decrease in computer expenses due to reduced contract expenses, and a $5,418 decrease in occupancy expenses because of the lack of snowfall in the first quarter of 2012. The decreases were partially offset by a $14,722 increase in legal fees due to a higher level of collections, a $10,675 increase in director fees because of the increased number of meetings in 2012 and a $8,280 in higher employee benefit costs and increased salary due to normal raises.

Total assets increased to $250.2 million at March 31, 2012, an increase of $8.4 million, or 3.5%, from December 31, 2011. The significant components of this increase were a $9.4 million increase in investment securities and a $753,665 increase in loans, net, partially offset by a $1.7 million decrease in cash and other liquid assets. Our non-performing loans decreased from $10.9 million at December 31, 2011 to $7.2 million at March 31, 2012. Total deposits, including escrow deposits, increased to $221.8 million, an increase of $8.6 million, or 4.0%. We had increases in demand and checking deposits of $4.0 million, $3.7 million in money market accounts, $1.3 million in NOW accounts and a $274,122 increase in savings deposits, partially offset by a decrease of $795,498 in time deposits from year end 2011. The Bancorp’s Tier 1 capital ratio was 10.52% at March 31, 2012.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “The first quarter of 2012 still reflects our high level of non-performing loans but we have made progress on reducing the aggregate levels from their 2011 high. The low interest rate environment provides us with limited opportunities to invest in loans at the higher yields that we had in the past. Investment securities are not as attractive but they offer a better return than we can receive from more liquid assets.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “The weak real estate market and economy have hampered our earnings prospects but we have increased capital while we continue to repurchase our stock. We paid our eighteenth consecutive dividend to our stockholders. Our ROA of 0.40% and our ROE of 3.62% for the first quarter of 2012 is in line with our peers. Our book value per share stands at $15.17. Our deposit growth has been accomplished by providing the highest quality personal service to the professionals and business owners on Staten Island, not by paying higher interest rates.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.1 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank). We announced our sixth branch location, subject to regulatory approval, on Tyrellan Avenue (Charleston) across from Target and Home Depot shopping centers.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.

Consolidated Statements of Financial Condition

March 31, 2012

(unaudited)

	March 31,	December 31,
	2012	2011
Assets:

Cash and cash equivalents	$46,372,193	$48,107,673
Investment securities, available for sale	117,872,400	108,500,489
Loans receivable	82,763,548	81,910,990
Allowance for loan loss	(1,441,913)	(1,343,020)
Loans receivable, net	81,321,635	80,567,970
Bank premises and equipment, net	2,260,559	2,332,727
Accrued interest receivable	578,118	582,942
Other assets	1,797,921	1,754,654
Total assets	$250,202,826	$241,846,455

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$76,489,542	$72,507,555
NOW	31,858,211	30,553,003
Money market	30,595,865	26,909,220
Savings	17,452,647	17,178,525
Time	65,099,038	65,894,536
Total Deposits	221,495,303	213,042,839
Escrow deposits	306,960	180,066
Accounts payable and accrued expenses	1,276,243	1,521,290
Total liabilities	223,078,506	214,744,195

Stockholders' equity:
Common stock, ($.0001 par value, 10,000,000 shares authorized 1,989,509 issued, 1,787,809 outstanding at March 31, 2012 and 1,797,809 outstanding at December 31, 2011)	199	199
Additional paid in capital	9,307,574	9,304,789
Retained earnings	18,749,276	18,574,651
Treasury stock, at cost (201,700 shares at March 31, 2012 and 191,700 shares at December 31, 2011)	(2,041,664)	(1,935,596)
Unearned ESOP shares	(352,246)	(394,516)
Accumulated other comprehensive gain, net of taxes of $1,232,240 and $1,309,447, respectively	1,461,181	1,552,733

Total stockholders’ equity	27,124,320	27,102,260

Total liabilities and stockholders’ equity	$250,202,826	$241,846,455

VSB Bancorp, Inc.

Consolidated Statements of Operations

March 31, 2012

(unaudited)

	Three months	Three months
	ended	ended
	March 31, 2012	March 31, 2011
Interest and dividend income:
Loans receivable	$1,496,448	$1,454,292
Investment securities	792,570	1,012,552
Other interest earning assets	23,654	11,138
Total interest income	2,312,672	2,477,982

Interest expense:
NOW	22,216	33,089
Money market	56,712	59,379
Savings	9,608	12,696
Time	125,955	121,506
Total interest expense	214,491	226,670

Net interest income	2,098,181	2,251,312
Provision for loan loss	175,000	30,000
Net interest income after provision for loan loss	1,923,181	2,221,312

Non-interest income:
Loan fees	9,010	27,570
Service charges on deposits	552,718	522,237
Net rental income	10,059	11,613
Other income	48,938	46,283
Total non-interest income	620,725	607,703

Non-interest expenses:
Salaries and benefits	988,283	980,003
Occupancy expenses	371,145	376,563
Legal expense	79,708	64,986
Professional fees	83,000	80,451
Computer expense	51,488	65,322
Director fees	73,125	62,450
FDIC and NYSBD assessments	61,500	94,000
Other expenses	316,496	309,275
Total non-interest expenses	2,024,745	2,033,050

Income before income taxes	519,161	795,965

Provision (benefit) for income taxes:
Current	297,246	414,690
Deferred	(59,713)	(50,516)
Total provision for income taxes	237,533	364,174

Net income	$281,628	$431,791

Basic income per common share	$0.16	$0.24

Diluted net income per share	$0.16	$0.24

Book value per common share	$15.17	$14.32